PURCHASE AGREEMENT


                         6680 Poe Avenue


     THIS PURCHASE AGREEMENT ("Agreement") is made as of July 30, 1996 (the "date of this Agreement") between ANGELES PARTNERS XIV, a California limited partnership ("Seller"), and ABMD LTD., an Ohio limited liability company ("Purchaser").

Section 1.     Description of Property: Agreement of Purchase and Sale.


     1.1 Purchase and Sale; Property. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions contained in this Agreement, the following:

          1.1.1 The parcel of land located in Vandalia, Montgomery County, State of Ohio, as more particularly described in Exhibit A (the "Land"), together with all appurtenant rights, privileges and easements.

          1.1.2 An office building containing approximately 44,596 square feet of gross area and all other buildings, structures, appurtenances, landscaping and other improvements on the Land, including parking areas for a minimum of 263 vehicles (the "Improvements") (the Land and Improvements are referred to as the "Premises"); the address of the Premises is commonly referred to as 6680 Poe Avenue, Vandalia, Ohio.

          1.1.3     Any building  supplies,  fuels, intangible  rights  wherever located including, but not limited to, all plans and specifications, surveys, studies and drawings related to the Premises, all transferable permits and licenses, warranties and guarantees of contractors, suppliers and manufacturers, all fixtures, machinery and equipment, heating, ventilating and air conditioning equipment and systems, plumbing and electrical equipment and systems, furnishings, furniture, alarm systems, sprinkler systems and all other tangible and intangible personal property that is owned by Seller and attached to, appurtenant to or located in or used in connection with the operation, management or maintenance of the Premises, including the property identified on Exhibit B attached hereto and incorporated herein by reference (all of the foregoing being collectively referred to as the "Personal Property");

          1.1.4 Easements over and upon the Retained Property (as defined in Section 7.2.13 hereof), for ingress and egress over the parking areas, and for access to and use of the sprinkler system, storm and sanitary sewer systems, water systems and electrical transformers, if any, servicing the Premises and located on the Retained Property, which easements shall be granted pursuant to the Reciprocal Easement Agreement defined in Section 7.2.13 hereof.

          1.1.5 All right, title and interest of Seller in and to all rents, income, revenues, issues and profits, leases and rental agreements affecting or pertaining to the Premises or any part thereof.

     The term "Property" as used in this Agreement shall mean all property, whether real or personal, tangible or intangible set out in this Section 1.1.


Section 2.     Deposit and Purchase Price.


     2.1 Deposit. Purchaser will deposit with Larry Stein Realty Trust Account the sum of Twenty-five Thousand Dollars ($25,000) as an earnest money deposit ("Deposit"). If the contingencies set forth herein are not satisfied or waived by Purchaser, or if the sale contemplated herein is not closed for any reason not the fault of Purchaser, the Deposit shall be returned to Purchaser. If, after all contingencies have been satisfied or waived by Purchaser, Purchaser refuses to perform its obligations under this Agreement, Seller shall retain the Deposit as liquidated damages, this Agreement shall terminate, and each of the parties shall be released from any further liability or obligation hereunder. If this purchase is closed, the Deposit shall be credited to the purchase price.

     2.2 Purchase Price. The purchase price for the Premises shall be ONE MILLION NINE HUNDRED FIFTY THOUSAND DOLLARS ($1,950,000) ("Purchase Price"). The entire Purchase Price shall be paid at the closing ("Closing") by certified check, cashier's check, wire transfer or cash as follows:

               (i)  $5,000.00 shall be paid to Seller;

               (ii) The balance, including the Deposit applied in accordance with Paragraph 2.1, shall be paid to The Travelers Insurance Company ("Travelers"), Seller's mortgagee, pursuant to the terms of a certain letter agreement between Seller, Travelers and Miller-Valentine Realty dated May 23, 1996 (the "Travelers Agreement"). The amount due under this subparagraph shall be further adjusted for prorations of taxes, utilities and other customary closing adjustments and credits, the payment of expenses related to the lot split approval, and the payment of the Commissions identified in Section 12 hereof, all as identified in the Travelers Agreement.

     The Purchase Price shall be allocated among the Land, Building and Personal Property as follows:

          Land           $   40,000.00
          Building       $1,910,000.00
          Total          $1,950,000.00

Section 3.     Documents and Inspections.


     3.1 Seller's Deliveries. Upon execution of this Agreement to the extent not previously delivered, Seller shall deliver to Purchaser correct copies of each of the following documents and materials:

          3.1.1 All of the agreements, oral or written, formal or informal, actually known by Seller to pertain to the ownership, management, maintenance and operation of the Property.

          3.1.2 All plans, specifications and blueprints pertaining to the Improvements that are in Seller's possession.

          3.1.3 All certificates of occupancy, licenses, permits, authorizations and approvals, issued by any governmental authorities having jurisdiction over the Property, together with copies of all certificates issued by any local board of fire underwriters (or other body exercising similar functions), if available.

          3.1.4 All leases and rental agreements relating or pertaining to the Property or any part thereof, including the lease between Seller and CSC
dated          .

          3.1.5 Copies of any environmental audits or other reports concerning soil, ground water, underground tanks, subsurface conditions, environmental conditions or other information concerning the Premises of which Seller is aware.

     3.2 Entry for Inspection. Immediately upon the execution of this Agreement and thereafter continuously through the date of Closing, Seller shall make the Property available for inspection by Purchaser, and Purchaser's agents, employees and contractors. During that time, Purchaser may, at Purchaser's sole risk and expense, undertake a complete physical inspection of the Property as Purchaser deems appropriate, including but not limited to a Phase 1 environmental assessment. Purchaser shall not cause or permit any of its agents to cause any damage to the Premises in connection with the inspections and shall not perform any inspections which are invasive into the ground or structural portions of the Premises without the prior written consent of Travelers.

     Purchaser agrees that all reports and results of the inspections, whether written or unwritten, shall be treated as confidential information by Purchaser and will not be disclosed to any person or entity other than Seller, or Seller's agents, Travelers, or Purchaser's agents and employees. Purchaser agrees to indemnify and save Seller harmless against all liabilities, claims, damages, penalties, costs and expenses incurred by or asserted against Seller in connection with or arising out of the entry upon the Premises by Purchaser or Purchaser's employees, agents, or contractors or performance of any act, work or thing, on or about the Premises, including, without limitation, personal injury, property damage or liens. The obligations stated in this section shall survive the consummation or termination of this Agreement.

     3.3 Inspection Period. Purchaser shall have fifteen (15) business days from the date of this Agreement (the "Inspection Period"), in which to determine whether the condition and suitability of the Property and all of the items delivered to Purchaser pursuant to Section 3.1 are satisfactory to Purchaser (or Purchaser's lender). If the Property or any of such items is not satisfactory to Purchaser, Purchaser may elect not to purchase the Property by sending written notice of termination to Seller, postmarked not later than the last day of the Inspection Period. In such event, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations that are expressly stated to survive expiration or termination of this Agreement.


Section 4.     Title and Survey.


     4.1 Title; Deed. Prior to Closing, Purchaser shall obtain, at Purchaser's cost, a commitment for an Owner's Policy of Title Insurance (the "Commitment") issued by Chicago Title Insurance Company (the "Title Company") and dated as of a current date, pursuant to which the Title Company shall commit to issue to Purchaser an ALTA Owner's Policy of Title Insurance, in the amount of the Purchase Price, with all printed General Exceptions of Schedule B of the title policy form deleted, insuring in Purchaser marketable fee simple title to the Premises, subject only to the "Permitted Exceptions" as defined below. At Closing, Seller will convey the Premises to Purchaser (or Purchaser's designee) by transferable and recordable limited warranty deed, conveying marketable title to Purchaser, or its nominee, free and clear of all defects, liens, claims, encumbrances, easements, restrictions, covenants, conditions, encroachments, assessments (general or special) or any other exceptions, including but not limited to the printed General Exceptions of Schedule B of the title policy form, except for the following (the "Permitted Exceptions"):

          (a)  All legal highways.

          (b)  Zoning,  building   and  other   laws,  ordinances,   codes  and
regulations that do not materially adversely affect the current or intended use of the Property;
          (c) Easements, rights-of-way, covenants and restrictions of record, to the extent that such easements, right-of-way, covenants and restrictions do not interfere with, obstruct, or otherwise impair, in Purchaser's sole judgment, Purchaser's current or intended future use and enjoyment of the Premises or Purchaser's plans for the future development of the Premises; and
          (d) Installments of real estate taxes and assessments which are a lien upon the Premises, but not yet due and payable.

Any mortgage or other monetary lien on the Property is to be discharged and paid by Seller at the time of Closing.

     4.2 Survey. Prior to Closing, Seller (at Seller's cost) shall obtain and deliver to Purchaser a survey ("Survey") sufficient in form and content to cause the Title Insurer to delete the survey exception from the title insurance policy and to satisfy the requirements of Purchaser's lender, if any, certified to Purchaser, the title insurer, and Purchaser's lender, if any, showing all improvements, easements, roads, highways, and other restrictions affecting the Property.

     4.3  U.C.C.  Searches.    Prior  to  Closing,  Purchaser  may  obtain,  at
Purchaser's cost, current searches of all uniform commercial code financing statements filed with the Secretary of State of Ohio and the County Recorder's Office in Montgomery County, Ohio, against Seller and against all prior owners of the Property. If claims or liens are revealed that do or could encumber the Property, then the cure and termination election provisions set forth below shall apply.


     4.4  Defects and Cure.


          4.4.1 The Commitment, the Survey and the uniform commercial code searches described in Sections 4.1 through 4.3 are referred to as the "Title Evidence." Purchaser shall notify Seller of Purchaser's disapproval of any matter contained in the Title Evidence promptly after Purchaser's receipt of all of the Title Evidence and copies of the documents referred to in the Title Evidence as exceptions or exclusions from coverage. Except for real estate taxes that are to be prorated at Closing and mortgages and other monetary liens which, in any event and notwithstanding anything hereinafter to the contrary, shall be discharged and paid at Closing, Purchaser's failure to so notify Seller of disapproval of any matter shall be deemed approval of that matter. If the Title Evidence discloses, with respect to the Survey, conditions that will adversely affect Purchaser's current or future use or enjoyment of the Premises or Purchaser's plans for the future development of the Premises, with respect to the Commitment, matters other than the Permitted Exceptions, or with respect to the uniform commercial code searches, liens or claims (collectively, "Defects"), those Defects shall, as a condition to Purchaser's obligations under this Agreement, be cured or removed from the Title Evidence prior to or at Closing, which shall take place on the date specified in Section 7. If Seller fails to cure and remove all Defects within fifteen (15) days after written notice, this Agreement (1) may be terminated, at Purchaser's election, by written notice given to Seller within ten (10) days after expiration of the period allowed for cure; or (2) Purchaser may, at its sole election, proceed to close this transaction notwithstanding the existence of such Defects. At Purchaser's option, Closing shall be extended until such date as is necessary to allow Seller to cure the Defects provided, however, that Closing shall not be extended beyond August 1, 1996. If this Agreement is terminated pursuant to the provisions of this Section, neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations that are expressly stated to survive consummation or termination of this Agreement.

Section 5.     Purchaser's Conditions to Closing.


     The obligation of Purchaser to close the transaction contemplated by this Agreement is subject to the following conditions, inserted for Purchaser's benefit and which may be waived by Purchaser at its sole option by notice to Seller.

     5.1 The representations and warranties contained in Section 6 of this Agreement shall be true on the date of Closing in all material respects as though those representations and warranties were made on that date.

     5.2 Seller shall not have breached any material affirmative covenant contained in this Agreement to be performed by Seller on or prior to the date of Closing.

     5.3 Purchaser shall have either affirmatively approved or shall have been deemed (pursuant to the provisions of Sections 3 and 4) to have approved all of the matters set forth in Sections 3 and 4 in respect to which Purchaser has, under provisions of this Agreement, a right of inspection and/or approval; or, in the event Purchaser has delivered written objections to Seller in respect to any of those matters, Seller has remedied Purchaser's objections prior to Closing in the manner and within the time period provided in this Agreement, or Purchaser has waived same in writing.

     5.4 Seller shall have timely delivered or caused to be delivered to Purchaser in satisfactory form the documents and all other items referred to in
Section 7 below which are to be delivered to Purchaser pursuant to the provisions thereof.

     5.5 The Title Company shall at Closing have delivered or irrevocably committed itself in writing to deliver the Title Policy described in Section 4.1.
     5.6 Seller shall have obtained the consent of Travelers and any other holders of mortgages on the Property to the sale of the Property on the terms and conditions set forth in this Agreement and the agreement of such parties to release their respective liens against the Property at Closing in any case where such mortgage is not being paid in full. In addition, Seller shall be in compliance with and shall have satisfied all of its obligations under the Travelers Agreement.

     5.7 Purchaser shall determine that all legal highways do not interfere with, obstruct, or otherwise impair, in Purchaser's sole judgment, Purchaser's current or intended future use and enjoyment of the Property or Purchaser's plans for future development of the Property and that there is adequate parking for such uses.

     5.8 Seller shall have obtained, at Seller's expense, all necessary governmental approvals required to split the Premises from the existing lot.

     5.9 Purchaser shall have received an environmental assessment satisfactory to Purchaser, as Purchaser in its sole discretion shall determine, evidencing that no condition of or concerning the Property causes or creates a situation or matter which violates or is not in compliance with any law, rule, regulation or ordinance which relates to protection of the environment or which, in Purchaser's sole judgment, would cause Purchaser to incur significant costs to correct any such matter, or to investigate such matter further to determine the potential impact thereof.

     5.10 Purchaser shall have obtained financing in the amount of not less than $ 1,500,000 on terms no less favorable than those generally prevailing for commercial loans of similar size and on similar types of commercial property as the Premises to a borrower of similar creditworthiness as Purchaser. Purchaser agrees to promptly apply for and diligently proceed with its efforts to obtain such financing. If such financing is not obtained by the Closing, Purchaser may terminate this Agreement as provided in Section 5.12 below. The Closing of this transaction is contingent upon Purchaser's lender funding said loan.

     5.11 Seller and Purchaser shall have negotiated the terms of a Reciprocal Easement Agreement required pursuant to Section 7.2.13.

     5.12 If any of the conditions provided in this Section 5 are not satisfied or waived, or the time periods for satisfaction extended by Purchaser, then Purchaser shall have the right, in addition to any other right which it may have, to terminate this Agreement by notice delivered to Seller no later than the date of Closing or such earlier time as may be provided above. In the event of such termination, neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive consummation or termination of this Agreement.

Section 6.     Representations, Warranties and Covenants.


     6.1  Seller's  Representations,   Warranties   and   Covenants.     Seller
represents, warrants and covenants to Purchaser as to the following matters, and shall be deemed to remake all of the following representations, warranties and covenants as of the date of Closing without further action on its part.

          6.1.1 The execution and delivery of this Agreement by Seller, the execution and delivery of every other document and instrument delivered pursuant to this Agreement by or on behalf of Seller, and the consummation of the transactions contemplated by this Agreement have been duly authorized and validly executed and delivered by Seller, and will not (a) constitute or result in the breach of or default under any written agreement to which Seller is a party or which affects the Property; (b) constitute or result in a violation of any order, decree or injunction with respect to which Seller and/or the Property is bound; (c) cause or entitle any party to have a right to accelerate or declare a default under any written agreement to which Seller is a party or which affects the Property; and/or (d) violate any provision of any municipal, state or federal law, statutory or otherwise, to which Seller or the Property may be subject.

          6.1.2 No attachments, execution proceedings, liens, assignments, bankruptcy or insolvency proceedings are pending or, to the actual knowledge of Seller, threatened against Seller or the Property or contemplated by Seller, except such liens as may be specifically disclosed in the Commitment, which shall be released at Closing. Seller is not contemplating the institution of insolvency proceedings.

          6.1.3 Seller is not a party to any collective bargaining agreement as to any employees who are engaged by Seller with regard to the operation and maintenance of the Property. Purchaser is assuming no responsibilities or obligations whatsoever relative to any employees engaged by Seller with regard to the operation and management of the Property, and Seller indemnifies Purchaser from and against any and all obligations and other matters relative to such employees, whether arising or accruing before or after the date of Closing.

          6.1.4 Between the date of this Agreement and the date of Closing, no part of the Property will be sold, encumbered or transferred in favor of or to any other party whatsoever.

          6.1.5 There are no purchase contracts, options or any other agreements of any kind, oral or written, by which any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, any part or all of the Property other than tenants of the Property, the leases and rental agreements of which have been previously disclosed to Purchaser and which do not contain any option to purchase the Property or any part thereof.

          6.1.6 Seller is a limited partnership duly organized and validly existing under California law and qualified to own property and transact business in Ohio, and the person(s) signing this Agreement on behalf of Seller have the power and authority to enter into and perform this Agreement in accordance with its terms; and at Closing Seller's execution and delivery of this Agreement and the consummation of this transaction by its general partners will have been duly authorized by all appropriate actions and proceedings. Evidence by Seller of the foregoing representations reasonably satisfactory to Purchaser's counsel shall be delivered at Closing, which evidence may include, but not be limited to, an opinion of Seller's counsel with respect to the foregoing matters.

          6.1.7 Seller is not a foreign person under Section 1445 of the Internal Revenue Code.

          6.1.8 Seller owns good record, marketable and fee simple title to the Premises in recordable form, free and clear of any and all mortgages (except mortgages to be paid or released at Closing), liens, encumbrances, claims, charges, equities, covenants, conditions, restrictions, easements, rights-of-way, or other matters, whether or not of record, except real estate taxes and assessments which are not yet due and payable, and such easements, rights-of-way and covenants of record as do not materially impair Purchaser's ability to use the same as intended by Purchaser and tenant's rights as disclosed to Purchaser.

          6.1.9 Seller owns the Personal Property free of any liens or encumbrances.

          6.1.10    Hazardous Materials.   Seller  represents and  warrants  to
Purchaser that it has not received written notice from any federal, state or local governmental agency regarding Hazardous materials (as defined below) on, in, under or affecting the Property. Seller further represents and warrants to Purchaser that, to the best of Seller's knowledge, there has been no spill, release, discharge or disposal of Hazardous Materials on, in, under or affecting the Property. Seller further represents and warrants that, to the best of its knowledge, the soil and groundwater are not contaminated with Hazardous Materials. As used in this Agreement, the term "Hazardous Materials" means any hazardous or toxic substance, materials or waste which is or becomes regulated by any local governmental authority, any agency of the State of Ohio, or any agency of the United State Government. The term "Hazardous Materials" includes, without limitation, any material or substance which is (i) designated, defined or listed as a "hazardous substance" pursuant to the Federal Water Pollution Control Act (33 U.S.C. ' 1251, et seq.), the Federal Resource Conservation and Recovery Act (42 U.S.C. ' 9601, et seq.) or the Hazardous Materials Transportation Act (49 U.S.C. ' 1801, et seq.); (ii) petroleum and any petroleum by-products; (iii) asbestos; or (iv) polychlorinated biphenyls.

          6.1.11 To the best knowledge of Seller, the Premises are not in violation of any zoning, subdivision, building or fire code, or any other applicable ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereof, and Seller has received no notice or order from any governmental authority as to such a violation.

     6.2 No Other Representations. Except as is expressly provided in this Agreement, Purchaser acknowledges that neither Seller nor any agent, attorney, employee or representative of Seller has made any representations as to the physical nature or condition of the Property.

     6.3 Survival. All of the representations, warranties and covenants made by Seller in this Section 6 and elsewhere in this Agreement shall survive Closing for a period of one (1) year from the date of Closing except for the environmental representations, warranties and covenants which shall survive indefinitely. Unless Purchaser delivers notice to Seller of a breach of representation, warranty or covenant contained in Section 6.1 or elsewhere in this Agreement (other than a matter which relates to an environmental representation or warranty) within one (1) year of the date of closing, the representation, warranty or covenant shall be of no further force or effect. Notwithstanding the foregoing, the covenants of general warranty contained in Seller's deed shall survive indefinitely.

Section 7.     Closing and Transfer of Title.


     7.1 Closing. The parties agree to consummate this purchase and sale and the transactions contemplated hereby ("Closing") on July 31, 1996, or as soon thereafter as possible, not to exceed thirty (30) days, in the offices of the Title Company in Dayton, Ohio, or at such other date, time and place as may be agreed upon by the parties. Purchaser and Seller agree to work toward an earlier Closing if conditions precedent to Closing can be reasonably accomplished by such earlier date.

     7.2  Seller's Documents;  Other  Deliveries.   At  Closing,  Seller  shall
execute and/or deliver to Purchaser the following:

          7.2.1     A limited warranty deed to  the Premises in accordance  with
Section 4.1, conveying marketable title in recordable form to the Premises to Purchaser (or its nominee) free, clear and unencumbered, subject, however, to the Permitted Exceptions.

          7.2.2 A Bill of Sale with full warranties of title, conveying the Personal Property to Purchaser.

          7.2.3 An assignment of all warranties and guarantees with respect to the Property.

          7.2.4 An assignment of all leases and rental agreements concerning the Property or any portion thereof which Purchaser desires to assume.

          7.2.5 Releases of all mortgages and liens which are liens against the Premises.

          7.2.6 All other documents and instruments referred to in this Agreement which are to be delivered to Purchaser.

          7.2.7 An assignment of all permits, licenses and certificates and authority granted to Seller for the ownership, occupation and operation of the Property.

          7.2.8 Documents satisfactory to Purchaser and the Title Company, indemnifying Purchaser and the Title Company from all liability and expense, including attorneys' fees, in connection with unfiled mechanics' liens in the event of any work being completed or performed, or material being furnished, at, on, or about the Property within ninety (90) days of the date of Closing.

          7.2.9     The  originals  of   all  blueprints,  construction   plans,
specifications and plats for all of the Improvements or Seller's rights to any of the foregoing that are held by third parties, if available.

          7.2.10 An owner's affidavit as to mechanics' liens, persons in possession of the Premises, unrecorded agreements, and such other matters required by the Title Company as a condition to its deletion of the printed General Exceptions relating to such matters from the title policy.

          7.2.11 All consents that may be required from any third person or entity in connection with the sale of the Property.

          7.2.12    Such  evidence  of  Seller's   due  authorization  of   this
Agreement and the transactions as contemplated hereby in form and substance as shall comply with the requirements set forth in Section 6.1.6.

          7.2.13 A Reciprocal Easement Agreement ("REA"), satisfactory in form and content to both Purchaser, Seller and Travelers. The REA shall grant to Purchaser (i) an easement for ingress and egress over the parking areas, and
(ii) an easement for access to and use of the sprinkler system, storm and sanitary sewer systems, water systems and electrical transformers, if any, servicing the Premises and located on the real property adjacent to the Premises located at 6640 Poe Avenue, Vandalia, Ohio, which real property is being retained by Seller and is more particularly described on Exhibit C attached hereto ("Retained Property"). The REA shall also grant to Seller (i) an easement for ingress and egress over the parking areas on the Premises, and (ii) an easement for access to and use of the cooling towers and refuse pads servicing the Retained Property and which are located on the Premises. In addition, the REA shall provide for the maintenance obligations of each party with respect to the respective easement areas granted therein, and shall provide such remedies for a breach of the REA as are deemed appropriate by the parties. Seller will, as part of the Survey obtained pursuant to Section 4, obtain legal descriptions necessary to properly identify the Retained Property and the respective easement areas to be granted in the REA. The parties agree to provide Travelers with a draft of the REA at least ten (10) days prior to Closing.
          7.2.14 Such other documents or instruments as may be reasonably required by Purchaser, required by other provisions of this Agreement, or as may be reasonably necessary to effectuate Closing, including, but not limited to, a closing statement and affidavit of non-foreign status. All of the documents and instruments to be delivered by Seller shall be in form and substance reasonably satisfactory to counsel for Purchaser.

     7.3  Purchaser's Documents.   At Closing,  Purchaser shall  execute and/or
deliver to Seller the following documents:

          7.3.1 An assignment of leases and rental agreements, as described in 7.2.4 hereof, and which shall include Purchaser's assumption of the obligations of the Lessor thereunder.

          7.3.2     The REA required pursuant to Section 7.2.13 hereof.

          7.3.3 Such other documents and instruments as Seller or the Title Company shall reasonably request in order to consummate this transaction, or as may be reasonably necessary to effectuate Closing, including, but not limited to, a closing statement.

Section 8.     Possession.


     Seller shall deliver possession of the Property to Purchaser at Closing.

Section 9.     Prorations and Expenses.


     9.1  Proration of  Real Estate  Taxes  and Assessments.   At  or prior  to

Closing, Seller shall pay all real estate taxes and assessments on the Property, including all penalties, which become due and payable prior to the date of Closing. If closing occurs after June 30, 1996, the Seller shall be responsible for payment of the June, 1996 installment of real estate taxes and assessments, for which bills have not yet been issued, but which are due. The December, 1996 installment of real estate taxes (due and payable in approximately February,
1997) and assessments which are a lien for the year in which the Closing occurs shall be prorated as of the date of Closing, based upon the most recent tax bills issued by the Treasurer of Montgomery County, Ohio, in accordance with the so-called "short form" method of proration (as is the custom for property located in Montgomery County, Ohio). Purchaser shall pay the December, 1996 installment of real estate taxes and all installments thereafter. If Closing occurs prior to June 30, 1996, the June, 1996 installment of real estate taxes shall be prorated as of the date of Closing in accordance with the "short form" method of proration. In such an event, Purchaser shall pay the June, 1996 installment of real estate taxes and all installments thereafter.

     9.2 Utility Expenses. Final reading on all gas, water and electric meters shall be made as of the date of Closing, if possible. Seller shall be responsible for all charges for consumption of utilities prior to the date of Closing and Purchaser shall be responsible for utility charges from and after the date of Closing. Any deposits made by Seller with utility companies shall be returned to Seller. Purchaser shall be responsible for making all arrangements for the continuation of utility services.

     9.3 Rent: Other Income and Expenses. The parties will prorate, as of the date of Closing, any miscellaneous income and expenses related to the Property, including, but not limited to, rents and other amounts due under any leases affecting the property which Purchaser assumes.

     9.4 Security Deposits. Seller shall turn over to Purchaser all security deposits which Seller holds in connection with the Property at Closing, and Purchaser shall thereafter be responsible therefor and shall indemnify and hold Seller harmless in connection therewith.

     9.5 Estimates. All items that are not subject to an exact determination shall be estimated by the parties. When any item so estimated is capable of exact determination after Closing, the party in possession of the facts necessary to make the determination shall send the other party a detailed report on the exact determination and the parties shall adjust the prior estimate within ten (10) days after both parties have received the reports. Either party will be entitled, at its expense, to audit the records supporting the determination made. All prorations shall be made as of 11:59 p.m. on the day prior to the date of Closing. In all events, any adjustment which is to be made shall be made not later than sixty (60) days after the Closing Date. If the adjustment is not capable of being made within such 60-day period, the estimate utilized at Closing adjusted for any information learned during the 60-day period shall be conclusively deemed to be the final and correct determination of such matter as between the parties hereto. Purchaser and Seller agree to use reasonable and good faith efforts to obtain all information necessary to make final determinations within the 60-day time period provided hereby and to disclose any such information as and when learned promptly to the other party.


Section 10.    Condemnation or Casualty.


     10.1 Condemnation. If between the date of this Agreement and the date of Closing all or any portion of the Property is taken or is made subject to condemnation, eminent domain or other governmental or quasi-governmental acquisition proceedings, then the following provisions shall apply. In the event Seller  receives  a  written  notice  from  any  governmental  or  quasi--
governmental authority with powers of eminent domain to the effect that a condemnation as to any portion or all of the Property is pending or contemplated, Seller shall notify Purchaser promptly after receipt of the notice. If the proposed or pending condemnation is one that could reasonably be expected to render any portion of the Premises untenantable, then Seller or Purchaser may, upon receipt of notice of the event, cancel this Agreement at any time prior to Closing, in which event neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that neither Seller nor Purchaser elects to terminate, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected prior to the Closing by reason of the condemnation. In that event, this transaction shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the gross proceeds received by Seller, less reasonable out-of-pocket costs and reasonable attorneys' fees expended by Seller. If, however, Seller has not received any proceeds by reason of such condemnation prior to the Closing and Purchaser does not elect to terminate Purchaser's obligations under this Agreement, then the Closing shall take place without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser at Closing by written instrument all of Seller's right, title and interest in any condemnation awards, less, however, the amount required to reimburse Seller for any of the out-of-pocket costs and reasonable attorneys' fees expended by Seller prior to the date of Closing.

     10.2 Casualty. In the event of substantial loss or damage to the Property prior to the Closing by fire or other casualty, Seller or Purchaser may, at any time after receipt of notice or knowledge of that event, cancel this Agreement, in which event neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that neither Seller nor Purchaser elects to terminate, or if the loss or damage is not "substantial," then this Agreement shall remain in full force and effect and Purchaser shall proceed to close and take the Property as damaged, in which event Purchaser shall be entitled to receive the insurance proceeds payable on account of such loss or damage plus a credit against the purchase price equal to the amount of any deductible, co-insurance or self insurance carried by Seller, so that Purchaser shall receive, in effect, the full replacement cost of the loss or damage, as the cost is determined in the settlement with the insurer, or if there be no insurer, then based upon the actual costs or reasonable estimates of actual costs, as the parties shall reasonably agree, to completely and fully repair and replace such loss or damage. Seller and Purchaser shall each be entitled to participate in the settlement. As used in this Section 10.2, the term "substantial loss or damage" means any loss or damage resulting to the Property which the parties reasonably estimate will cost $100,000 or more to repair or restore.

Section 11.    Default.


     If the Closing is not concluded due to failure of Purchaser to perform its obligations under this Agreement, Seller may terminate this Agreement by written notice to Purchaser, after which the Deposit shall be retained by Seller and neither party shall have any further rights or obligations under this Agreement other than such rights or obligations that are expressly stated to survive consummation or termination of this Agreement, including the Purchaser's obligations regarding indemnification set out in Section 3.2 hereof, it being agreed that any amounts due to Seller from Purchaser pursuant to Section 3.2 shall be in addition to the Deposit.

     If the Closing is not concluded due to failure of Seller to perform its obligations under this Agreement, Purchaser, at its option, may terminate this Agreement by written notice to Seller, after which the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement other than such rights or obligations that are expressly stated to survive consummation or termination of this Agreement.


Section 12.    Broker.


     12.1 Miller-Valentine Realty has acted as broker for Seller in this transaction and shall be entitled to a commission equal to five percent (5%) of the Purchase Price. Larry Stein Realty has acted as broker for Purchaser in this transaction and shall be entitled to a commission equal to one percent (1%) of the Purchase Price. Commissions shall be subject to the condition that the sale is consummated as herein provided and shall be paid by Seller at Closing from the proceeds of the sale. Each party represents and warrants to the other that it has dealt with no other agent or broker who has in any way participated in the sale of the Property other than those listed above. Seller agrees to pay the brokerage commissions set out above. Any other fees or commissions that may be claimed shall be the sole responsibility of the party breaching the preceding warranty. Each party agrees to indemnify and hold harmless the other against any and all claims, judgments, costs of suit, attorneys' fees and other reasonable expenses that the other may incur by reason of any action or claim made against the other by any agent, advisor or intermediary appointed by or instructed by Seller or Purchaser as the case may be, arising out of this Agreement or sale of the Property to Purchaser. The foregoing indemnity shall survive Closing and delivery of the deed.

Section 13.    Binding Effect/Assignment.


     13.1 This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

     13.2 This Agreement may be assigned by Purchaser to any other person or entity without the consent of Seller.

Section 14.    Notices.


     14.1 All notices permitted or required under this Agreement shall be in writing, and shall be deemed properly delivered when deposited in the United States regular mail, postage prepaid, addressed to the parties at their respective addresses set forth below or as they may otherwise specify by written notice delivered in accordance with this Section:

     As to Purchaser:    ABMD Ltd.
                         c/o The Mazer Corporation
                         P. O. Box 1400-J
                         2501 Neff Road
                         Dayton, OH  45414
                         Attention:  William Franklin

     with a copy to:     Jonas J. Gruenberg, Esq.
                         Coolidge, Wall, Womsley & Lombard
                         Suite 600, 33 West First Street
                         Dayton, OH  45402


     As to Seller:       Angeles Partners XIV
                         c/o Insignia Financial Group, Inc.
                         One Insignia Financial Plaza
                         P.O. Box 1089
                         Greenville, South Carolina 29602
                         Attention: Kenneth A. Cobler

     As to Travelers:    Neil Neumark, Esq.
                         Schwartz, Cooper, Greenberger & Kraus
                         180 North LaSalle Street
                         Suite 2700
                         Chicago, IL  60601

Section 15.    Expenses.


     15.1 Seller shall pay for any transfer tax and conveyance fee in connection with recording the deed in connection with the sale of the Premises and costs of obtaining the survey required hereby. Purchaser shall pay all costs, fees and premiums of the commitment, environmental assessment, and Title Policy. - Purchaser shall pay recording charges for the deed and any mortgages Purchaser may place upon the Premises. Each party shall pay for its own legal and accounting fees and incidental expenses.

Section 16.    Miscellaneous.


     16.1 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, any words in the singular number shall be held to include the plural, and vice versa, unless the contest requires otherwise.

     16.2 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit, or prescribe the scope or intent of this Agreement or any part of this Agreement.

     16.3 Construction. No provisions of this Agreement shall be construed by any Court or other judicial authority against any party by reason of that party's being deemed to have drafted or structured the provisions.

     16.4 Entire Agreement.   This Agreement  constitutes  the entire  contract
between the parties and supersedes all prior understandings, if any, there being no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution of this Agreement and none have been relied upon by either party. Any subsequent conditions, representations, warranties or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties.

     16.5 Time of Essence.  Time is of the essence in this transaction.


     16.6 Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser shall be determined, in accordance with the laws of the State of Ohio.

     16.7 Date of Agreement, Counterparts. The date of this Agreement shall be the date on which the last of Purchaser or Seller shall execute this Agreement. This Agreement may be executed in counterparts each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

     WITNESS the execution hereof effective as of the date first above written.

                              PURCHASER: ABMD LTD.
                              By /s/William Franklin


                              Its Managing Agent


                              Date July 30, 1996



                              SELLER:   ANGELES  PARTNERS   XIV,  a   California
                                        partnership

                              By:  ANGELES REALTY CORPORATION
                                   II, its general partner

                              By /s/Robert D. Long, Jr.
                              Its Vice President


                              Date


                            EXHIBIT A


In the State of Ohio, County of Montgomery, City of Vandalia and being Lot numbered One (1), 70/75 Corporate Center, Section Two as recorded in Plat Book
         , Page          of the plat records of Montgomery County, Ohio.


                            EXHIBIT B


                        PERSONAL PROPERTY


[None]